Final Term Sheet

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-141416

August 6, 2008

PUBLIC SERVICE COMPANY OF COLORADO

$300,000,000 5.80% FIRST MORTGAGE BONDS, SERIES NO. 18 DUE 2018

$300,000,000 6.50% FIRST MORTGAGE BONDS, SERIES NO. 19 DUE 2038

Issuer:	Public Service Company of Colorado
Security Format:	SEC Registered
Ratings*:	A3/A/A (Stable/Stable/Stable)
Security Type:	First Mortgage Bonds
Pricing Date:	August 6, 2008
Settlement Date:	August 13, 2008
Interest Payment Dates:	Semi-annually on February 1 and August 1, commencing on February 1, 2009
Principal Amount:	$300,000,000	$300,000,000
Maturity Date:	August 1, 2018	August 1, 2038
Reference Benchmark:	3.875% due May 15, 2018	5.000% due May 15, 2037
Benchmark Price:	98-14	105-00
Benchmark Yield:	4.070%	4.681%
Re-offer Spread:	+175 bps	+185 bps
Re-offer Yield:	5.820%	6.531%
Coupon:	5.800%	6.500%
Issue Price to Public:	99.853%	99.598%
Make-Whole Call:	At any time at Treasury plus 30 bps	At any time at Treasury plus 30 bps
CUSIP:	744448 CB5	744448 CA7
Minimum Denominations:	$2,000/$1,000 in excess thereof
Joint Bookrunners:	Goldman, Sachs & Co. Lehman Brothers Inc.
Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities International plc Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 866-471-2526 or by calling Lehman Brothers Inc. toll free at 888-603-5847.